UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2011 (February 10, 2011)

III to I Maritime Partners Cayman I, L.P.
(Exact name of Registrant as specified in its charter)

Cayman Islands	000-53656	98-0516465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5580 Peterson Lane Suite 155 Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

(972) 392-5400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                      Creation of a Direct Financial Obligation

On February 10 and March 5, 2010, Suresh Capital Maritime Partners Germany, GmbH (our “German Subsidiary”) entered into four loan agreements with Reederei Hartmann GmbH & Co. KG (“RHKG”), which is the noncontrolling interest holder of our single purpose entities, each of which holds an anchor handling tug supply (“AHTS”) vessel (each an “AHTS SPV”).  Each of the agreements is related to an AHTS SPV, and provides for loans equal to the remaining amount of capital outstanding from our German Subsidiary to the AHTS SPV to which the agreement relates (“RHKG Loan Agreements”).  The total loans under the four agreements equal $31,119,758 (EUR 22,780,000), and the four related AHTS SPVs are Isle of Baltrum, Isle of Langeoog, Isle of Amrum, and Isle of Wangerooge.

Each of the RHKG Loan Agreements matures 5 years from the date of signing, with maturity dates therefore falling in February and March 2015.  Each of the agreements calls for interest to be calculated at 6% per annum, with interest payments being due on the day after each anniversary date of signing.  Under these agreements, approximately $874,167 (EUR 639,900) in interest was to fall due on February 11, 2011, and $993,018 (EUR 726,900) on March 6, 2011.  On February 10, 2011, our German Subsidiary entered into an agreement with RHKG to defer the interest due under these agreements until April 15, 2011.  The due date for the annual interest payments under the RHKG Loan Agreements for each subsequent year is unaffected by the deferral.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

III to I Maritime Partners Cayman I, L.P.
(Registrant)

	By:	III to I International Maritime Solutions Cayman, Inc.
Its General Partner
	By:	/s/ Jason M. Morton
Jason M. Morton
Director and Chief Financial Officer
(Duly authorized to sign this report on behalf of the Registrant)
Date: February 16, 2011